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                                                                    EXHIBIT 23.1


                         INDEPENDENT AUDITORS CONSENT




The Board of Directors
RCSB Financial, Inc.:


We consent to incorporation by reference in registration statements 33-96490, 33-96492, 33-96494, 333-10825 and 333-10827 on Form S-8 of RCSB Financial, Inc.
of our report dated December 13, 1996 relating to the consolidated statements of condition of RCSB Financial, Inc. and subsidiaries as of November 30, 1996 and 1995 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended November 30, 1996, which report has been incorporated by reference in the November 30, 1996 annual report on Form 10-K of RCSB Financial, Inc. Our report refers to changes in accounting for mortgage servicing rights in 1995.



/s/ KPMG Peat Marwick LLP



Rochester, New York
February 21, 1997